Exhibit 107

Calculation of Filing Fee Tables

Form S-3

Repare Therapeutics Inc.

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common shares, no par value per share		(1)	(2)	(3)

	Equity	Preferred shares, no par value per share		(1)	(2)	(3)

	Debt	Debt securities		(1)	(2)	(3)

	Other	Warrants		(1)	(2)	(3)

	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$350,000,000	.0000927	$32,445 (4)

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	$350,000,000	—	$32,445

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$32,445

(1)

There are being registered hereunder such indeterminate number, as the case may be, of common shares, preferred shares, debt securities and warrants as shall have an aggregate initial offering price not to exceed $350,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $350,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common shares, preferred shares, and debt securities as may be issued upon conversion of or exchange for preferred shares or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the Securities Act, the shares being registered hereunder include such indeterminate number of common shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.